UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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HELEN OF TROY LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 28, 2013, Helen of Troy Limited (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the solicitation of proxies for its 2013 Annual General Meeting of Shareholders. Shareholders are strongly advised to read the Proxy Statement because it contains important information.

The Compensation Committee of the Board of Directors does not intend to grant Gerald J. Rubin, the Chairman of the Board, Chief Executive Officer and President of the Company, additional equity awards during the term of his Employment Agreement with the Company that are not, as of this date, provided for in the Employment Agreement.  As described in the Proxy Statement, under the Employment Agreement, in March 2012, Mr. Rubin received a grant of 700,000 performance restricted stock units under the 2008 Stock Incentive Plan, which may be earned in tranches based on the Company’s achievement of specified performance goals for fiscal years 2013, 2014 and 2015.  Additionally, as described in the Proxy Statement, Mr. Rubin is entitled to an annual bonus under the 2011 Annual Incentive Plan, subject to the Company’s achievement of specified performance goals, that is payable two-thirds in the form of cash or cash equivalents, up to a maximum of $10,000,000, and the remainder in the form of restricted stock (subject to availability of shares under the 2008 Stock Incentive Plan).  The shares of restricted stock will vest on February 28, 2015, except that any restricted stock issued for Mr. Rubin’s fiscal year 2015 bonus will vest upon the certification of the attainment of the applicable performance goals.